CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 18, 2018, relating to the financial statements and financial highlights, which appear in Franklin Real Return Fund’s and Franklin Total Return Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Agreement”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
August 14, 2019